Exhibit 99.1
News Release
For Immediate Release: June 8, 2015
H&R Block Announces Fiscal 2015 Results

•	Total revenues increased $54 million, or 1.8%, to $3.1 billion[1]

▪	Adjusted EBITDA margin of 30.8% consistent with prior year[2]

▪	Earnings per share from continuing operations of $1.75 [3]

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today released its financial results for the fiscal year ended April 30, 2015. Revenues increased for the third consecutive year to $3.1 billion, or 1.8%, driven by successful implementation of the company's pricing strategy and improved return mix in its retail locations, improved digital do-it-yourself (DIY) volume and monetization, and the impact of franchise acquisitions. This was partially offset by volume declines in its retail locations and negative impact of foreign exchange rate fluctuations. The company's EBITDA margin of 30.8% was consistent with prior year. Earnings per share from continuing operations decreased 3.3% to $1.75.

Returns prepared by and through H&R Block declined 0.1% to 24.2 million worldwide. This was primarily due to a 4.4% decrease in U.S. assisted tax returns prepared, mainly driven by the continued decline of returns containing the Earned Income Tax Credit (EITC) and, to a lesser extent, the second-year impact of the company's decision to discontinue the free federal 1040EZ promotion. The company believes the decline in volume was also exacerbated by the impact of industry-wide fraud. H&R Block's DIY returns, including desktop and online, improved 8% due to product enhancements and improved consumer awareness.

"We saw positive changes in our assisted return mix, our DIY business did very well, both from a volume and a revenue perspective, and our tax professionals delivered expert ACA advice to their clients," said Bill Cobb, H&R Block's president and chief executive officer. "I'm pleased that despite the decline in volume we delivered top line revenue growth for the third consecutive year and achieved strong margins."

The Affordable Care Act (ACA) brought increased complexity to the tax return preparation process for the first time during the 2015 tax season. Confusion, incorrect or delayed 1095-A information documents, and overall anxiety regarding refund impacts modified the timing of taxpayer filings and for some, materially impacted their refunds. Approximately 16% of H&R Block's clients were directly impacted by the ACA, with the majority of such clients being those without qualifying insurance coverage and either paying the required penalty or obtaining an exemption. Increasing Marketplace enrollment, higher penalties, and new documentation requirements will impact taxpayer behavior for several years to come. H&R Block made significant investments in training, systems and marketing to ensure it is well positioned to serve taxpayers impacted by the ACA going forward.

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure, which the company finds relevant when measuring its performance. The company also reports adjusted financial performance, which it believes is a better indication of the company's recurring operations. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounts principles (GAAP).
3All per share amounts are based on fully diluted shares.

During this tax season, the industry saw the increasing trend of concern around fraud. While H&R Block has been advocating for actions to address fraud for several years, meaningful attention is now being paid within the tax preparation industry to issues such as tax identify theft and improper EITC payments that continue to cost taxpayers billions of dollars. H&R Block has led the fight against tax fraud and remains focused on advocating for change that benefits consumers by strengthening anti-fraud measures. Commonsense measures such as consistent standards for all tax filings and mandatory certification for paid tax preparers, among other actions, are necessary to address these issues.

"This has been a challenging tax season impacted by changes in the timing of tax filings, the first year implementation of the ACA and the continued and growing issue of fraud in our industry," added Cobb. "We're focused on the future, and by investing in our infrastructure through enhanced training, the implementation of new tax preparation software in our assisted channel, and an upgrade of our offices, H&R Block is well positioned for success."

Fiscal 2015 Results From Continuing Operations

"We increased revenues for the third consecutive year and continued to deliver strong bottom line results," said Greg Macfarlane, H&R Block's chief financial officer. "Additionally, our ongoing focus on productivity has allowed us to invest significantly back into the business while achieving targeted EBITDA margins and strong free cash flow."

	Actual		Adjusted
(in millions, except EPS)	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2015	Fiscal Year 2014
Revenue	$3,079	$3,024	$3,079	$3,024
EBITDA	$949	$940	$951	$932
Pretax Income	$743	$767	$745	$759
Net Income	$487	$500	$488	$495
Weighted-Avg. Shares - Diluted	277.1	276.0	277.1	276.0
EPS	$1.75	$1.81	$1.75	$1.79

Business Segment Financial Results and Highlights

Tax Services

▪
Revenues increased 1.9% to $3.1 billion, driven by improvements in tax return mix in both the company's assisted channel and DIY products, pricing increases, the impact of the franchise acquisitions, and DIY unit growth. Lower assisted return volumes and the impact of foreign currency translation partially offset the revenue increase.

▪
U.S. assisted tax preparation fees and royalties increased 2.3% to $2.1 billion, primarily due to improved return mix, pricing increases, and the impact of franchise acquisitions, offset partially by lower return volumes.

▪	DIY tax preparation fees increased 12.1% to $228.4 million due to client growth and improved monetization.

▪
Revenues related to Tax Plus products (H&R Block Emerald Advance® Line of Credit, refund transfers (formerly known as refund anticipation checks), H&R Block Emerald Prepaid MasterCard®, Peace of Mind®, and Tax Identity ShieldTM) declined 4.3% to $413.1 million, as lower return volume negatively impacted product sales.

▪	International return volume increased 3.9% and revenues increased 7.8% on a local currency basis.

▪	On a U.S. dollar basis, international tax preparation revenues increased 3.8% due to the negative impact of foreign exchange totaling $17.9 million.

▪
Total operating expenses increased 5.1% to $2.2 billion, mainly due to increased depreciation and amortization, compensation, marketing, and training and other costs related to the implementation of assisted tax software.

▪	Adjusted non-GAAP pretax income declined 3.6% to $825.5 million.

Corporate

▪
Pretax loss improved by $18.8 million to $80.4 million, primarily as a result of lower interest expense due to the repayment of a $400 million note in October 2014 and reduced legal and consulting fees.

▪	Effective tax rate from continuing operations was 34.5%.

Discontinued Operations

▪
Sand Canyon Corporation (SCC), a separate legal entity from H&R Block, Inc., continued to engage in constructive settlement discussions with counterparties that have made a significant majority of previously denied representation and warranty claims.

▪
During the third quarter, SCC entered into a settlement agreement to resolve certain of these claims. The settlement amount was fully covered by prior accruals and was paid in the fiscal third quarter.

▪	SCC's accrual for contingent losses related to representation and warranty claims was $150 million at April 30.

Balance Sheet

▪	As of April 30, the company had unrestricted cash of $2.0 billion and total outstanding debt of $506.1 million.

▪	Shareholder equity at April 30 was $1.8 billion.

Dividends
A previously announced quarterly cash dividend of 20 cents per share is payable on July 1, 2015 to shareholders of record as of June 15, 2015. The July 1 dividend payment will be H&R Block's 211th consecutive quarterly dividend since the company went public in 1962.

Fiscal 2015 Conference Call
In conjunction with the release of the fiscal 2015 results, the company will host a conference call at 4:30 p.m. Eastern time on June 8, 2015 for analysts, institutional investors, and shareholders to discuss the fiscal 2015 results, future outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (866) 872-0323 or International (443) 842-7595
Conference ID: 8986376

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 8, 2015, and continuing until July 8, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 8986376. The webcast will be available for replay June 9, 2015 at
http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2015, H&R Block had annual revenues of nearly $3.1 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 in the section entitled "Risk Factors," as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

KEY OPERATING RESULTS	(unaudited, in 000s - except per share data)
	Year ended April 30,
	Revenues		Income (loss)
	2015	2014	2015	2014

Tax Services	$3,056,299	$2,999,460	$823,236	$866,367
Corporate and Eliminations	22,359	24,835	(80,431)	(99,251)
	$3,078,658	$3,024,295	742,805	767,116
Income taxes			256,061	267,019
Net income from continuing operations			486,744	500,097
Net loss from discontinued operations			(13,081)	(24,940)
Net income			$473,663	$475,157

Basic earnings (loss) per share:
Continuing operations			$1.77	$1.82
Discontinued operations			(0.05)	(0.09)
Consolidated			$1.72	$1.73

Basic shares			275,033	273,830

Diluted earnings (loss) per share:
Continuing operations			$1.75	$1.81
Discontinued operations			(0.04)	(0.09)
Consolidated			$1.71	$1.72

Diluted shares			277,136	276,027

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of April 30,	2015	2014

ASSETS
Cash and cash equivalents	$2,007,190	$2,185,307
Cash and cash equivalents — restricted	91,972	115,319
Receivables, net	167,964	191,618
Deferred tax assets and income taxes receivable	174,267	135,327
Prepaid expenses and other current assets	70,283	62,940
Investments in available-for-sale securities	439,625	423,495
Total current assets	2,951,301	3,114,006
Mortgage loans held for investment, net	239,338	268,428
Property and equipment, net	311,387	304,911
Intangible assets, net	432,142	355,622
Goodwill	441,831	436,117
Deferred tax assets and income taxes receivable	13,461	47,247
Other assets	125,960	167,198
Total assets	$4,515,420	$4,693,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Customer banking deposits	$744,241	$769,785
Accounts payable and accrued expenses	231,322	222,489
Accrued salaries, wages and payroll taxes	144,744	167,032
Accrued income taxes	434,684	406,655
Current portion of long-term debt	790	400,637
Deferred revenue and other current liabilities	322,508	346,518
Total current liabilities	1,878,289	2,313,116
Long-term debt	505,298	505,837
Deferred tax liabilities and reserves for uncertain tax positions	142,586	157,465
Deferred revenue and other noncurrent liabilities	156,298	160,562
Total liabilities	2,682,471	3,136,980
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	3,166	3,166
Additional paid-in capital	783,793	766,654
Accumulated other comprehensive income	1,740	5,177
Retained earnings	1,836,442	1,589,297
Less treasury shares, at cost	(792,192)	(807,745)
Total stockholders’ equity	1,832,949	1,556,549
Total liabilities and stockholders’ equity	$4,515,420	$4,693,529

CONSOLIDATED STATEMENTS OF OPERATIONS	(unaudited, in 000s - except per share amounts)
Year ended April 30,	2015	2014

REVENUES:
Service revenues	$2,651,057	$2,570,273
Royalty, product and other revenues	334,737	355,928
Interest income	92,864	98,094
	3,078,658	3,024,295
OPERATING EXPENSES:
Cost of revenues: (1)
Compensation and benefits	852,480	816,623
Occupancy and equipment	378,624	362,782
Provision for bad debt and loan losses	74,993	80,007
Depreciation and amortization	111,861	93,259
Other	212,532	219,706
	1,630,490	1,572,377
Selling, general and administrative:
Marketing and advertising	273,682	238,763
Compensation and benefits	238,527	249,779
Depreciation and amortization	47,943	22,345
Other selling, general and administrative	93,350	122,541
	653,502	633,428
Total operating expenses	2,283,992	2,205,805
Other income	1,314	36,315
Interest expense on borrowings (1)	(45,246)	(55,279)
Other expenses	(7,929)	(32,410)
Income from continuing operations before income taxes	742,805	767,116
Income taxes	256,061	267,019
Net income from continuing operations	486,744	500,097
Net loss from discontinued operations	(13,081)	(24,940)
NET INCOME	$473,663	$475,157

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.77	$1.82
Discontinued operations	(0.05)	(0.09)
Consolidated	$1.72	$1.73

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.75	$1.81
Discontinued operations	(0.04)	(0.09)
Consolidated	$1.71	$1.72

(1)
The 2014 presentation of interest expense from borrowings has been restated to correct errors in presentation, whereby we reclassified such interest expense from cost of revenues to a separate caption.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended April 30,	2015	2014

NET CASH PROVIDED BY OPERATING ACTIVITIES	$626,608	$809,581

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	(90,581)	(45,158)
Maturities of and payments received on available-for-sale securities	91,878	107,101
Principal payments on mortgage loans held for investment, net	23,886	46,664
Capital expenditures	(123,158)	(147,011)
Payments made for business acquisitions, net of cash acquired	(113,252)	(68,428)
Proceeds received on notes receivable	—	64,865
Franchise loans:
Loans funded	(49,695)	(63,960)
Payments received	90,636	87,220
Other, net	21,354	29,397
Net cash provided by (used in) investing activities	(148,932)	10,690

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of commercial paper	(1,049,136)	(316,000)
Proceeds from issuance of commercial paper	1,049,136	316,000
Repayments of long-term debt	(400,000)	—
Customer banking deposits, net	(28,544)	(163,952)
Dividends paid	(219,960)	(218,980)
Repurchase of common stock, including shares surrendered	(10,449)	(6,106)
Proceeds from exercise of stock options	16,522	28,246
Other, net	(3,376)	(4,138)
Net cash used in financing activities	(645,807)	(364,930)

Effects of exchange rate changes on cash	(9,986)	(17,618)

Net increase (decrease) in cash and cash equivalents	(178,117)	437,723
Cash and cash equivalents at beginning of the year	2,185,307	1,747,584
Cash and cash equivalents at end of the year	$2,007,190	$2,185,307

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$236,624	$155,735
Interest paid on borrowings	44,847	55,221
Interest paid on deposits	736	2,162
Transfers of foreclosed loans to other assets	4,805	7,644
Accrued additions to property and equipment	14,282	5,257
Conversion of investment in preferred stock to available-for-sale common stock	5,000	—
Transfer of mortgage loans held for investment to held for sale	—	7,608

TAX SERVICES – FINANCIAL RESULTS	(unaudited, amounts in 000s)
Year ended April 30,	2015	2014

Tax preparation fees:
U.S. assisted	$1,865,438	$1,794,043
International	207,772	200,152
U.S. digital	228,416	203,699
	2,301,626	2,197,894
Royalties	292,743	316,153
Revenues from Refund Transfers	171,094	181,394
Revenues from Emerald Card®	103,300	103,730
Revenues from Peace of Mind® guarantees	81,551	89,685
Interest and fee income on Emerald Advance	57,202	56,877
Other	48,783	53,727
Total revenues	3,056,299	2,999,460
Compensation and benefits:
Field wages	731,309	702,312
Other wages	158,463	169,583
Benefits and other compensation	167,178	158,203
	1,056,950	1,030,098
Occupancy and equipment	375,392	363,590
Marketing and advertising	271,866	237,214
Depreciation and amortization	159,787	115,488
Bad debt	75,003	71,733
Supplies	42,808	36,454
Other	242,054	260,676
Total operating expenses	2,223,860	2,115,253
Other income	799	10,664
Interest expense on borrowings	(2,067)	(2,137)
Other expenses	(7,935)	(26,367)
Pretax income	$823,236	$866,367

WORLDWIDE TAX OPERATING DATA			(in 000s)
Year ended April 30,	2015	2014	% Change

U.S. Tax Returns Prepared: (1)
H&R Block Company-Owned Operations	8,327	8,744	(4.8)%
H&R Block Franchise Operations	4,688	4,866	(3.7)%
Total H&R Block Assisted (3)	13,015	13,610	(4.4)%

H&R Block Desktop (4)	2,168	2,026	7.0%
H&R Block Online (5)	4,765	4,389	8.6%
Total H&R Block DIY	6,933	6,415	8.1%

H&R Block Free File Alliance	676	767	(11.9)%
Total H&R Block U.S. Returns	20,624	20,792	(0.8)%
International Tax Returns Prepared:
Canada (2)	2,658	2,642	0.6%
Australia	768	746	2.9%
Other	115	21	447.6%
Total International Tax Returns	3,541	3,409	3.9%
Tax Returns Prepared Worldwide	24,165	24,201	(0.1)%

(1)	Prior year numbers have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company.

(2)
In fiscal years 2015 and 2014, the end of the Canadian tax season was extended from April 30 to May 5. Tax returns prepared in Canada in fiscal years 2015 and 2014 includes approximately 131 thousand and 141 thousand returns, respectively, in both company-owned and franchise offices which were accepted by the client after April 30. The revenues related to these returns were recognized in fiscal years 2016 and 2015, respectively.

(3)
An assisted return is defined as an individual tax return that has been accepted by the client who has either paid for tax preparation services or settled with a refund transfer. It also includes extensions and business returns.

(4)	A desktop return is defined as an individual tax return that has been electronically filed and accepted by the IRS.

(5)	An online return is defined as an individual tax return that has been electronically filed and accepted by the IRS or purchased with a credit card and printed for mailing.

NON-GAAP FINANCIAL MEASURES
Year ended April 30,	2015		2014
	EBITDA	Earnings	EBITDA	Earnings

As reported - from continuing operations	$948,537	$486,744	$940,108	$500,097

Adjustments:
Loss contingencies - litigation	(3,936)	(3,936)	1,844	1,844
Severance	6,699	6,699	5,204	5,204
Professional fees related to HRB Bank transaction	238	238	2,747	2,747
Losses (gains) on AFS securities	124	124	(5,836)	(5,836)
Gain on sales of tax offices/businesses	(656)	(656)	(11,738)	(11,738)
Tax effect on adjustments	—	(963)	—	3,045
	2,469	1,506	(7,779)	(4,734)
As adjusted - from continuing operations	$951,006	$488,250	$932,329	$495,363

Adjusted EPS		$1.75		$1.79

	Year ended April 30,
EBITDA	2015	2014

Net income - as reported	$473,663	$475,157

Add back :
Discontinued operations	13,081	24,940
Income taxes	256,061	267,019
Interest expense	45,928	57,388
Depreciation and amortization	159,804	115,604
	474,874	464,951
EBITDA from continuing operations	$948,537	$940,108

	Year ended April 30,
Supplemental Information	2015	2014

Stock-based compensation expense:
Pretax	$26,068	$20,058
After-tax	15,918	12,204
Amortization of intangible assets:
Pretax	$58,521	$30,895
After-tax	35,736	18,798

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider non-GAAP financial measures to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA, adjusted EBITDA and adjusted income of continuing operations. Adjusted EBITDA and adjusted income eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA and income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.
We no longer include adjustments for discrete tax items in reporting our non-GAAP measures. Non-GAAP measures previously reported in fiscal year 2014 have been restated to conform with our current reporting practice.